As filed with the Securities and Exchange Commission on October 15, 1997


                                                   Registration No. 333-27625


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------


                               Amendment No. 2 to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -----------------------


                           GREENMAN TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                       1-13776                71-0724248
(State or other jurisdiction           (Commission            (IRS Employer
    of incorporation)                 File Number)            Identification
                                                                   Number)


                           7 Kimball Lane, Building A
                         Lynnfield, Massachusetts 01940
                                 (781) 224-2411
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 Robert H. Davis
                             Chief Executive Officer
                           GreenMan Technologies, Inc.
                           7 Kimball Lane, Building A
                         Lynnfield, Massachusetts 01940
                                 (781) 224-2411
         (Name, address, including zip code, telephone number, including area code, of agent for service)



                                    Copy to:
                             John A. Piccione, Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800
                              ---------------------

         Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________
         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box.    |_|
                             -----------------------

                         CALCULATION OF REGISTRATION FEE
                                                                                               Proposed               Amount of
  Title of Each Class of Securities to              Amount to                                   Maximum             Registration
              be Registered                       be Registered        Price to Public       Offering Price             Fee(3)
                                           --------------------------- ------------------- ---------------------  ---------------
Common Stock, par value $.01 per                    4,327,890                   $1.22           $5,280,025.80           $1,600
share(1)(2)

(1) The Common Stock being registered consists of (i) up to 2,123,051 shares issuable upon conversion of the Company's Convertible Notes due October 1998 (the "Notes"); (ii) 300,000 shares underlying common stock purchase warrants (the "Investor Warrants") issued to the purchasers of the Notes in connection with the sale of the Notes; (iii) 154,839 shares underlying common stock purchase warrants issued to the placement agent in connection with the sale of the Notes and Investor Warrants; (iv) 1,450,000 shares issuable upon conversion of a convertible note payable to Palomar Medical Technologies, Inc. ("Palomar"); and (v) 300,000 shares underlying common stock purchase warrants issued to Palomar, all as described in the "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION" sections of the Prospectus.

(2) Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable in accordance with the terms of the Notes and Warrants referred to above.

(3) The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 by taking the average of the closing bid and asked prices of the registrant's Common Stock, $.01 par value per share, on October 10, 1997 as reported on the NASDAQ SmallCap Market. Of this amount, $718.68 has been previously paid.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                      (ii)

                              Subject to Completion
                  Preliminary Prospectus dated October 15, 1997
PROSPECTUS
                           GreenMan Technologies, Inc.
                        4,327,890 Shares of Common Stock

         This Prospectus relates to 2,577,890 shares of Common Stock, $.01 par value per share ("Common Stock" or the "Shares"), of GreenMan Technologies, Inc. (the "Company", the "Registrant" or "GreenMan") consisting of (i) up to 2,123,051 Shares issuable upon conversion of the Company's Convertible Notes due October 1998 (the "Notes"); (ii) 300,000 Shares issuable by the Company upon exercise of common stock purchase warrants (the "Investor Warrants") issued to the purchasers of the Notes in connection with the sale of the Notes; and (iii) 154,839 Shares issuable by the Company upon exercise of common stock purchase warrants issued to the placement agent (the "Broker Warrants" and, together with the Investor Warrants, the "Warrants") in connection with the sale of the Notes and the Investor Warrants. There are also registered hereby a currently indeterminate number of shares of Common Stock that may become issuable in accordance with the terms of the Notes and the Warrants. Each Warrant is exercisable for one share of Common Stock. A total of 150,000 Warrants are exercisable at a price of $1.0625 per Warrant, a total of 60,000 Warrants are exercisable at $1.00 per Warrant and a total of 244,839 Warrants are exercisable at a price of $.96875 per Warrant. To the extent that the Warrants are exercised, the Company will receive proceeds equal to the exercise price of the Warrants. The Notes and Warrants were issued on various dates in April 1997.

         This Prospectus also relates to an aggregate of 1,750,000 Shares issuable to Palomar Medical Technologies, Inc. ("Palomar") upon conversion of a 10% secured convertible note payable (the "Palomar Note") in the principal amount of $1,200,000, in payment of accrued interest on the Palomar Note and upon exercise of 300,000 warrants (the "Palomar Warrants") to purchase Common Stock. The Palomar Note was issued on December 30, 1996 and is convertible at the rate of one share of Common Stock for each $1.00 of principal converted. The Palomar Warrants were issued in February and June 1996 and are exercisable for a period of five years at $1.13 per share. A director of the Company is also the chairman of the board of directors of a wholly-owned subsidiary of Palomar. To the extent that the Palomar Warrants are exercised, the Company will receive proceeds equal to the exercise price of the Palomar Warrants.

         All Shares to be registered hereby are to be offered by the selling stockholders listed herein (the "Selling Stockholders"), and the Company will receive no proceeds from the resale by the Selling Stockholders of Shares issuable upon conversion of the Notes or exercise of the Warrants. The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Act"), or to contribute to payments which such Selling Stockholders may be required to make in respect thereof.

         A Registration Statement on Form S-3 for 2,912,500 Shares to be offered on a continuous basis was filed by the Company on March 3, 1997 and became effective on March 24, 1997. See "RISK FACTORS--Adverse Consequences Associated with Reservation of Substantial Shares of Common Stock" and "MATERIAL DEVELOPMENTS--Issuances of Common Stock Upon Conversion of Company's 7% Convertible Debentures."

         The Company's Common Stock is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and traded on the NASDAQ SmallCap Market under the symbol "GMTI" and on the Boston Stock Exchange under the symbol "GMY". The last reported bid price of the Common Stock on the NASDAQ SmallCap Market on October 10, 1997 was $1.19 .

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------
    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF
                 RISK. SEE "RISK FACTORS" AT PAGES 6 THROUGH 14.

         It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders on the sale of the Common Stock registered hereby. The Company will pay the other expenses of this offering. See "PLAN OF DISTRIBUTION". The offer of 4,417,890 shares of Common Stock by the Selling Stockholders as described in this Prospectus is referred to as the "Offering".
                             ----------------------
                  The date of this Prospectus is ______, 1997.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or the information contained or incorporated by reference herein is correct at any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission can be inspected and copies obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically by means of the Commission's home page at http://www.sec.gov. This prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Act omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the Exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1997; (ii) the Company's Current Reports on Form 8-K, as amended, dated July 15, 1997 and July 21, 1997; (iii) the Company's Quarterly Report on Form 10-KSB for the fiscal quarter ended August 31, 1997; (iv) the unaudited pro forma financial information presented in
Note 2 to the financial statements of the Company included the Company's Quarterly Report on Form 10-QSB for the quarter ended November 30, 1995; and (v) the description of the Company's Common Stock and the historical financial statements of DuraWear Corporation for the year ended May 31, 1995, contained in the Registration Statement on Form SB-2 File No. 33-86138 filed with the Commission on November 9, 1994, as amended. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement), or in any subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940, Attention: Charles Coppa, telephone (781) 224-2411.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.


THE COMPANY..............................   GreenMan Technologies, Inc. was formed primarily to develop, manufacture and sell "environmentally friendly" plastic and thermoplastic rubber feedstocks, rubber parts and products that are manufactured using recycled materials and/or are themselves partially or wholly recyclable.  The Company has two business segments, a molding operation located in Malvern, Arkansas and recycling operations, located in Jackson, Georgia and Savage,
                                            Minnesota.  The Company also owns all of the outstanding
                                            common stock of DuraWear Corporation "DuraWear"), an
                                            Alabama corporation located in Birmingham, Alabama, which
                                            manufactures, installs and markets high quality ceramic, polymer composite, and alloy steel materials utilized in such industries as paper and pulp, mining, coal handling and grain storage and transportation.  On June 30, 1997, the Company purchased all of the issued and outstanding stock of Browning Ferris Industries,
                                            Inc.'s tire recycling subsidiaries in Jackson, Georgia and Savage,
                                            Minnesota (the "Tire Recycling Operations").  See "MATERIAL
                                            DEVELOPMENTS--Acquisition of Certain Operations from
                                            Browning Ferris Industries, Inc."

RISK FACTORS............................... The Offering involves substantial risk.  See "RISK
                                            FACTORS".

SECURITIES OFFERED......................... 4,327,890 shares of Common Stock, $.01 par value per share.

OFFERING PRICE............................. All or part of the Shares offered hereby may be sold from time to time in amounts and on terms to be determined by the Selling
                                            Stockholders at the time of sale.

USE OF PROCEEDS............................ The Company will receive no part of the proceeds from the sale of the shares registered pursuant to this Registration Statement other than the exercise price of the Warrants.

NASDAQ TRADING SYMBOL...................... GMTI

                                  RISK FACTORS

         An investment in the Securities offered hereby involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. The following factors, in addition to those discussed elsewhere in the Prospectus, should be considered carefully in evaluating the Company and its business.

Limited Operating History

         Since its inception in 1992, the Company's primary activities have been raising capital, establishing its injection molding and assembly operations and developing its proprietary "GEM" (GreenMan Environmental Materials) Stock materials and tire recycling activities. The Company's success is dependent upon the successful development and marketing of its current and future products and increasing revenue. The probability of such success is highly dependent upon the Company increasing its customer base and volume of injection molding and assembly operations, its ability to market successfully its proposed GreenMan consumer products, as well as the commencement of operations for the recovery of crumb rubber from tires, among other things. The likelihood of the Company's overall success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a new business and the development of new technologies. These include, but are not limited to, manufacturing on a high-capacity, multi-shift basis, competition, technological obsolescence, development of new products by competitors, the need to develop market expertise, setbacks in product development, market acceptance, sales and marketing and government regulation.

Continuing Operating Losses; Explanatory Paragraph in Independent Auditors' Report on GreenMan's Financial Statements Regarding the Company's Ability to Continue as a Going Concern


         The Company has not been profitable since its inception. For the fiscal years ended May 31, 1995, 1996 and 1997, and for the three months ended August 31, 1997, the Company incurred net losses of $1,092,006, $1,578,321, $7,006,479, and $1,099,742, respectively. At August 31, 1997, the Company had a working capital deficit of $5,912,934 and an accumulated deficit of $11,804,675 and was in default on certain capital leases. The Company expects to continue to incur losses for the foreseeable future, and there can be no assurance that the Company will achieve or maintain profitability or that any revenue growth can be sustained in the future.

        The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements for the year ended May 31, 1997 to the effect that the Company's ability to continue as a going concern is contingent upon its ability to raise additional financing and achieve profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by its entrance into established markets and the competitive environment in which the Company operates.

Uncertainty of Success of Proposed Crumb Rubber Facility

         The Company allocated approximately $1,000,000 from the proceeds of its initial public offering in September 1995 for the construction of a crumb rubber production line at its facility in Jackson, Georgia. As of May 31, 1997, the construction was complete and approximately $900,000 of the total estimated construction costs of $1,000,000 had been expended. Since its completion, the Company's crumb rubber production line has operated under limited conditions as the Company refined the production process of the cryogenic recycling equipment and evaluated the production capabilities of the facility. On August 26, 1997, the Company entered into a joint venture with the manufacturer of the crumb rubber production equipment pursuant to which the equipment will be relocated to New York (see "MATERIAL DEVELOPMENTS"). The Company is currently evaluating several alternative solutions for producing ultra-fine mesh crumb rubber. As a result, there can be no assurance that fine-mesh crumb rubber will ever be produced in commercial quantities at a price that will be competitive with, or at a level of quality that will be comparable or superior to, crumb rubber currently available on the market, or that any significant revenues or profits will be generated by sales of crumb rubber.


Limited Experience in Producing GEM Stock; Uncertainty of Market Acceptance

         The Company has developed, and is currently marketing on a limited basis, a proprietary thermoplastic rubber material, called GEM Stock, using recovered crumb rubber in combination with recycled plastic waste and virgin plastic. In April 1996, GreenMan signed a license agreement with an unaffiliated third party for the exclusive worldwide right and license to use the company's proprietary additive technology for co-mingling (mixing and blending) dissimilar plastics and rubber. This license agreement provides GreenMan with the ability to incorporate significantly more types of low cost recycled plastic and rubber into the production of GEM Stock. As currently manufactured, products made using GEM Stock have properties that are comparable to those products made using virgin rubber or plastic at a significant cost savings to the Company. The Company believes that GEM Stock is suitable as a raw material for use in the manufacture of many of the types of commercial parts and products currently manufactured by its molding operation. To date, revenues from products made using GEM Stock have accounted for less than 10% of the Company's revenues, and, as a result, there can be no assurance that the Company will be able to manufacture GEM Stock in quantities necessary to achieve significant revenues and profits. The Company may encounter difficulties in increasing production or in hiring and training additional personnel to produce and sell its GEM Stock material in commercial quantities in a timely manner, which could have a materially adverse effect on the Company's business, financial condition and results of operations.

         In addition, the costs of producing crumb rubber for the GEM Stock material may be more than anticipated by the Company, in which event the expense of producing GEM Stock material may result in its not being a cost-effective alternative to other raw materials even if its environmental advantages, if any, can be demonstrated, of which there can be no assurance.

         No independent market surveys or reports have been obtained regarding the markets for the Company's GEM Stock material or for products using GEM Stock, nor are any such reports planned by the Company. Management believes that the Company's internal needs for GEM Stock will be addressed first, thereby allowing the Company to become its own customer for raw materials for use in the manufacture of its GreenMan products. Accordingly, there can be no assurance that there will be commercial acceptance of GEM Stock or products manufactured using GEM Stock or that significant revenues can be generated therefrom.

Uncertainty of Market Acceptance of Proposed GreenMan Consumer Products

         In May 1997, the Company commenced production and sale of the first of its proposed GreenMan consumer products, a GEM Stock trash container. The Company also intends to use GEM Stock as the primary raw material in the manufacture of the Company's proposed line of environmentally friendly, or "green" consumer products, such as recycling totes, playground and recreational furniture, landscape timbers, corral and picket fencing, storage bins, and home-use composters. The Company is evaluating the economic and manufacturing feasibility of several of these proposed products and has conducted preliminary discussions with possible distributors of such products. There can be no assurance that such discussions will result in orders for the products, consumer acceptance of the products or significant revenues for the Company. There also can be no assurance that the Company will be able to manufacture and market its proposed GreenMan consumer products, and if successfully commercialized, that the Company will ever receive significant revenues from sales of its proposed consumer products, or that any sales therefrom will be profitable. Results of operations will depend on numerous factors, including regulatory actions, competition and market acceptance of the Company's proposed consumer products. The potential profitability of the Company's consumer product operations will also depend upon the costs associated with producing crumb rubber, as well as the costs of complying with any applicable environmental regulations, over which the Company may have little or no control.



Need for Additional Financing

         Based on the Company's operating plans, management believes that the available working capital together with revenues from operations, proceeds from the sale of securities of the Company and the purchase of equipment through lease financing arrangements, will be sufficient to meet the Company's cash requirements through the second quarter of fiscal 1998. Additional financing will also be required in order to repay its obligations to Browning Ferris Industries, Inc. ("BFI") (see "MATERIAL DEVELOPMENTS -- Acquisition of Certain Operations from Browning Ferris Industries, Inc."). Management has identified and is currently evaluating several additional financing alternatives and is diligently working to determine the feasibility of each alternative. If the Company is unable to obtain additional financing, its ability to repay such obligations and maintain its current level of operations could be materially and adversely affected and the Company may be required to adjust its operating plans accordingly.

         In April 1997, the Company completed a $1,500,000 offering of the Notes and Warrants (the "April Offering"). The Notes are convertible into shares of Common Stock at a conversion price equal to 70% of the average of the closing bid prices on the five trading days immediately prior to the conversion of the Notes, provided however, that the conversion price per share shall be no greater than 70% of the average of the closing bid prices of the Common Stock on the five trading days immediately prior to the date of issuance of the Notes. The net proceeds from the April Offering were approximately $1,247,000 after deducting commissions and expenses of approximately $253,000. The net proceeds were used to pay a $650,000 deposit to BFI in connection with the acquisition of certain BFI tire recycling operations (see "MATERIAL DEVELOPMENTS--Acquisition of Certain Operations from Browning Ferris Industries, Inc."), for debt repayment and general working capital purposes.



Dependence on Joint Ventures; Lack of Control Over Possible Joint Ventures

         The Company's ability to develop, manufacture and market its proposed line of environmentally friendly, or "green" consumer products as well as manufacture GEM Stock on a cost effective basis, will be constrained by the Company's limited financial and human resources. In order to increase its potential ability to develop a broader range of products in a shorter period of time than might otherwise be possible, the Company will seek to enter into joint ventures or other strategic alliances with entities that have financial, technical, marketing or other complementary resources. The inability of the Company to enter into such arrangements could significantly impede the development of products by the Company. Even if the Company enters into joint venture agreements, the Company will not be in a position to control such joint ventures since it is likely that joint venture partners will have greater financial, technical or marketing resources. In addition, in the event of disagreement between the Company and possible joint venture partners, the Company's development and marketing plans could be seriously delayed or terminated since the Company would likely not be in a position to alter or terminate a joint venture agreement or to buy out its joint venture partners. There can be no assurance that appropriate co-venturers or others can be found, that the Company will be able to enter into such arrangements on acceptable terms, or that such arrangements will result in the more rapid or successful development, manufacture or sale of products.

Dependence upon Major Customers


         In the fiscal year ended May 31, 1997, one customer accounted for approximately 29% of the Company's consolidated net sales. The Company does not have long-term contracts pursuant to which any customer is required to purchase any minimum amount of products. There can be no assurance that the Company will continue to receive orders of the same magnitude from existing customers or that it will be able to market its current or proposed products to new customers. The loss of any major customer by the Company would have a materially adverse effect on the business of the Company as a whole.


The Company's Dependence upon Suppliers of Raw Materials

         Generally, raw materials required for the Company's molding operation are purchased directly from suppliers on a purchase order basis rather than a contract basis. There can be no assurance that, absent contracts with firm price and delivery terms, that suppliers will not increase their prices, change their credit terms or impose other conditions of sale that may be unfavorable to the Company. While the Company does not believe that it would experience any significant difficulty in obtaining materials from alternative sources on comparable terms, there can be no assurance that such supplies could be obtained on price and delivery terms favorable to the Company. Until such time, if ever, that the Company begins to produce GEM Stock in sufficient quantities for its own use on a cost effective basis, it is, and will be, required to purchase crumb rubber and recycled and virgin plastic from third parties in order to produce its proposed GreenMan consumer products. Management believes that there are currently a limited number of suppliers of high-quality crumb rubber that is free of fiber and metal. In addition, when and if the Company commences production of GEM Stock in commercial quantities, it will primarily require used tires as raw materials.


         The  Company  believes  that  the  overall  supply  of  tires  will  be sufficient to meet the Company's requirements for crumb rubber in the foreseeable future based on the Company's acquisition of the Tire Recycling
Operations. As a result of such acquisition, GreenMan has gained immediate access to over 10 million tires. If GreenMan exercises its option to purchase certain assets (including certain contract rights) of BFI's Ford Heights, Illinois tire recycling operations, GreenMan would gain access to an additional 12 to 15 million tires. According to Scrap Tire News, nearly 250 million passenger automobile tires are currently discarded annually in the U.S., and of that total approximately 1% are used for asphalt pavement, 11% are burned to provide energy, approximately 2% are processed for retreading, and the remaining tires are landfilled, adding more than 200 million tires annually to the estimated 3 billion tires already stockpiled in landfills.


         DuraWear obtains its primary raw materials, consisting of alumina and nickel oxides from a number of sources on a purchase order rather than a contract basis. Therefore, the price and other terms upon which such materials are obtained are also subject to change over which DuraWear has no control. Management believes that competitive alternate sources of such raw materials are available, but there can be no assurance that this would be the case at a time when such sources might be needed by the Company.

DuraWear's Dependence upon Third-Party Manufacturers

         DuraWear manufactures its ceramic products at the facility it owns in Birmingham, Alabama. DuraWear's polymer composites and other products are manufactured by third parties on a contract basis. DuraWear's polymer composite products are currently produced by only one supplier to DuraWear's specifications under a confidentiality agreement, and the number of alternative suppliers is limited. Management has identified several alternative suppliers for DuraWear's polymer composite products in the event that there are any adverse changes in its existing relationships. With the exception of its polymer composites, the Company believes that there are multiple manufacturing sources available for DuraWear's other products. While DuraWear has longstanding relationships with its current suppliers, such facilities are not controlled by DuraWear, and they could sever their relationships with DuraWear at any time. In such event, particularly as regards the products for which there are now limited suppliers, it could be difficult for DuraWear to find other suppliers that could manufacture DuraWear's products to the specifications required by DuraWear on acceptable terms, if at all.

Significant Competition

         The injection molding contract manufacturing industry is highly competitive and characterized by severe price-cutting by small regional contractors. While the Company believes that its facility, modern equipment and advanced quality control are attractive features to potential customers, there can be no assurance that the Company can capture adequate competitive contracts to achieve or sustain profitability, either at its present location or at any satellite location it seeks to establish.


         In marketing its proposed GreenMan consumer products, the Company will be competing with many established manufacturers of similar products. Most of these competitors have substantially greater financial and marketing resources and significantly greater name recognition among both retailers and consumers than the Company. A number of companies with products made from recycled tires have already entered the market. For example, OMNI Rubber Products manufactures solid-rubber, non-steel reinforced railroad crossings from recycled crumb rubber and R.A.S. Recycling, Inc., together with Royal Rubber Manufacturing, are developing playground and recreational surfacing mats made of recycled tire rubber. In addition, several companies manufacture products similar to the Company's proposed GreenMan line of products, such as industrial floor mats, playground furniture, and landscape timbers. There can be no assurance that the Company will be able to compete successfully in the consumer market.

         In the manufacture and sale of its GEM Stock, the Company will compete with other producers and suppliers of traditional plastic and thermoplastic rubber products, including recycled and virgin products. The Company's success in marketing its products will depend on its ability to convince potential buyers that its products are of comparable or superior quality to alternative products and that they are also comparable in cost to competing products. There can be no assurance that the Company will be able to compete effectively with established producers, many of which have substantially greater financial and manufacturing resources than those of the Company.

         DuraWear has several competitors for its products, most of whom have greater financial and marketing resources than DuraWear. In the ceramics market, competitors include Coors Ceramics Co., Champion and Packo Industrial Ceramics, Inc. and in the polymer composite market include Solidur Plastics, DuPont and BP America. DuraWear competes on the basis of the longer-lasting wear resistance performance of its products as compared to products offered by competitors. Management believes that DuraWear products offer customers significant cost advantages, notwithstanding DuraWear's products' higher prices.

Government and Environmental Regulation

         The Company's tire recycling and manufacturing activities are subject to extensive and rigorous government regulation designed to protect the environment. Management does not expect that the Company's activities will result in the emission of air pollutants, the disposal of combustion residues, or the storage of hazardous substances (as is the case with other tire recycling processes such as pyrolysis). The establishment and operation of plants for tire recycling are subject to obtaining numerous permits and complying with environmental and other government regulations, both in the U.S. and most foreign countries. The process of obtaining required regulatory approvals can be lengthy and expensive. Moreover, regulatory approvals, if granted, may include significant limitations on the Company's operations. The EPA and comparable state and local regulatory agencies actively enforce environmental regulations and conduct periodic inspections to determine compliance with government regulations. The Company believes that it is in material compliance with all applicable governmental regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizure or recall of products, operating restrictions, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could impose costly new procedures for compliance, or prevent the Company from obtaining, or affect the timing of, regulatory approvals.

         The effect of government regulation may be to delay for a considerable period of time or to prevent the Company from developing its business as planned and/or impose costly requirements on the Company, the result of which may be to furnish an advantage to its competitors or to make the Company's business less profitable, or unprofitable, to operate.

Technological Changes

         The Company has limited resources to devote to research and development of new products, and as a result, technological advances by any present or potential competitors could render obsolete both present and future products of the Company. Although the Company is not currently aware of any technological changes which have rendered the Company's products obsolete, there can be no assurance that in the future the Company's technology will not be rendered obsolete as a result of technological developments. Many companies with substantially greater resources than the Company are engaged in the development of products and processes using recycled tires.

Limited Protection of Proprietary Information

         None of the equipment or machinery that the Company currently uses or intends to use in its current or proposed manufacturing activities are proprietary. Any competitor can acquire equivalent equipment and machinery on the open market. The Company believes that it has developed specialized know-how in the blending of plastics and rubber for use in its molding machines and that its processes are proprietary. The Company has acquired exclusive world-wide rights to a proprietary additive technology which will enable the Company to blend a broader range of virgin and recycled plastics together, and/or combine such plastics with crumb rubber from recycled tires. The Company also believes that many of the formulae and processes used in manufacturing DuraWear's products are proprietary, and DuraWear has executed confidentiality agreements with the appropriate employees and subcontractors. However, there can be no assurance that competitors will not develop processes or products of comparable efficiency and quality. DuraWear does not have any patents and does not believe any of its products are patentable. Moreover, there can be no assurance that any patents that may be granted in the future will be enforceable or provide the Company with meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by the Company, it could be very costly for the Company to enforce its rights in an infringement action, and such action would divert funds and resources otherwise used in the Company's operations. Consequently, there can be no assurance that the Company would elect to prosecute potential patent infringement claims it might have. Furthermore, there can be no assurance that the Company's proposed products will not infringe any patents or rights of others.

         The Company has used the name "GreenMan" and other trade names in interstate commerce and asserts a common law right in and to such names. A trademark search has been conducted for the name "GreenMan" which found that there are no significantly similar names currently being used in the Company's current and intended industries. The Company intends to file an application with the U.S. Department of Commerce, Patent and Trademark Office to register its name and establish trademark rights. There can be no assurance, however, that such a trademark application will be approved. Although the Company has been using the GreenMan name for its custom molding services and has not yet begun significant marketing for its consumer products, the inability of the Company to continue to use the name in connection with such services as well as in connection with the proposed GreenMan consumer products could have an adverse effect on the Company's efforts to establish name recognition for its products in the commercial and consumer marketplace.

         DuraWear has registered trademarks for a number of products, including CeraDur and Xylethon and has used the name "ExcelloSlide" and other trade names in interstate commerce and asserts a common law right in and to such names. There can be no assurance, however, that such right would sufficiently protect the Company's right to use such names or that, if and when the Company files trademark applications for such names, that such applications would be approved.

Current Lack of, and Possible Unavailability of, Product Liability Insurance Coverage

         The Company presently maintains limited product liability insurance relating to its products, and does not intend to increase such coverage for its current products in the foreseeable future. The Company intends to seek additional coverage with respect to any consumer products it markets in the future. However, there can be no assurance that such coverage will be available at affordable rates or that the coverage limits of the Company's insurance policies, if any, will be adequate, if and when the Company markets its proposed GreenMan consumer products. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. Although the Company has not experienced any product liability claims to date, a successful claim brought against the Company could have a materially adverse effect on the Company's business, financial condition and results of operations.


Volatility of Stock Price

         The market for securities of early stage, rapidly growing companies, including those of the Company, has been highly volatile. The closing price of the Company's Common Stock has fluctuated between $8.63 and $.56 from October 1995 to August 1997 and was $1.19 on October 10, 1997, and it is likely that the price of the Common Stock will continue to fluctuate widely in the future. Announcements of technical innovations, new commercial products, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the Company's business and the market price of the Common Stock.


Limited Trading Volume of Common Stock


         The development of a public market having the desirable characteristics of liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Company nor any market maker has any control. Accordingly, there can be no assurance that a significant trading market for the securities offered hereby will develop, that quotations will be available on the NASDAQ as contemplated, or if a significant market develops, that such market will continue. Although the trading volume for the Common Stock, as reported by NASDAQ, averaged 338,806 shares per week during the period from October 1995 to August 1997, there can be no assurance that persons purchasing the securities offered hereby will be able readily to sell the securities at the time or price desired.

Adverse Consequences Associated with Reservation of Substantial Shares of Common Stock

         As of August 31,  1997,  the Company had reserved  5,058,233  shares of
Common Stock for issuance upon the exercise of its publicly-traded warrants, underwriter warrants and other warrants. The foregoing number of shares does not include (i) up to 1,212,500 shares of Common Stock reserved for issuance upon the exercise of the warrants issued in an offering in January 1997 (the "January Offering") (see "MATERIAL DEVELOPMENTS--Issuances of Common Stock Upon Conversion of Company's 7% Convertible Debentures."); (ii) up to 2,577,890 shares of Common Stock reserved for issuance upon conversion of the Notes and exercise of the Warrants; (iii) the 1,750,000 shares of Common Stock issuable upon conversion of the Palomar Note and the exercise of the Palomar Warrant (iv) up to 2,000,434 shares of Common Stock reserved for issuance upon conversion of notes issued to officers in May, June and July 1997 and the exercise of Warrants issued in conjunction with the Officers Notes. In addition, the Company has reserved 1,300,000 shares for issuance to employees, officers, directors and consultants under its 1993 Stock Option Plan and its 1996 Director Stock Option Plan and 1,727,500 shares for issuance under other options. The price which the Company may receive for the Common Stock issuable upon exercise of such options and warrants will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such options, warrants and other convertible securities, the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. A Registration Statement on Form S-3 was filed by the Company on March 3, 1997 and become effective on March 24, 1997, registering the Shares issuable upon conversion of the securities offered in the January Offering on a continuous basis.


         The exercise of all of the aforementioned securities may also adversely affect the terms under which the Company could obtain additional equity capital. In all likelihood, the Company would be able to obtain additional equity capital on terms more favorable to the Company at the time the holders of such securities choose to exercise them. In addition, should a significant number of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock. Also, the Company has agreed that, under certain circumstances, it will register under Federal and state securities laws certain securities issuable in connection with warrants issued to the underwriter of the Company's initial public offering.

                                   THE COMPANY


         The Company was incorporated under the laws of the State of Arkansas on September 16, 1992 and reincorporated under the laws of the State of Delaware on June 27, 1995. The Company was formed primarily to develop, manufacture and sell "environmentally friendly" plastic and thermoplastic rubber feedstocks, rubber parts and products that are manufactured using recycled materials and/or are themselves partially or wholly recyclable. On October 10, 1995, the Company acquired all of the outstanding common stock of DuraWear. On June 30, 1997, the Company purchased from Browning Ferris Industries, Inc. ("BFI") all the issued and outstanding stock of BFI's tire recycling subsidiaries in Georgia and Minnesota. See "Material Development--Acquisition of Certain Operations from Browning Ferris Industries, Inc."

         The Company's molding operation, located in Malvern, Arkansas, provides injection molding manufacturing services to customers' specifications in the production of plastic and thermoplastic rubber parts for such products as stereo components and speakers, water filters and pumps, plumbing components and automotive accessories. The molding operation uses leased state-of-the-art injection molding equipment that is energy and labor efficient, has fast cycle times and minimizes production waste. The facility also conducts R&D testing and development of the Company's GreenMan Environmental Materials ("GEM") Stock and tests the use of these materials in the manufacture of a variety of potential applications.

         In May 1997, the Company's molding operation commenced the manufacture of the Company's first consumer product, a 34 gallon GEM Stock trash container, which is being marketed under the GreenMan name. Other proposed products, to be manufactured utilizing injection molding and sold under the GreenMan name, will also be produced at the molding operation, which management expects to result in a gradual transition from molding products for others on a contract or custom basis to molding products for the Company's own distribution under the GreenMan name.


         The Company's recycling operations, located in Jackson, Georgia and Savage, Minnesota recycle tires. In addition, the Jackson facility is being used to develop low-cost sources of rubber and plastic waste (made from recycled plastics and crumb rubber from tires) for use in the production of the Company's GEM Stock and to develop markets for end-products to be made using GEM Stock.

         The Company has targeted several markets with products incorporating significant amounts of recovered crumb rubber and plastic waste, including the building industry with anti-fatigue floor mats, roofing products, and timbers; the lawn and garden market with landscape timbers, and fencing; the consumer products market with trash containers, recycling totes, and storage containers; and the transportation industry with nose cones, barriers, railroad ties and railway crossing mats.

                                 USE OF PROCEEDS


         The Company will receive no part of the proceeds from the resale by the Selling Stockholders of any Shares issuable upon conversion of the Notes or the Palomar Notes or upon exercise of the Warrants or the Palomar Warrants. The gross proceeds to be received by the Company from exercise of all of the Warrants and the Palomar Warrants (assuming that all of the Warrants are exercised) will be $795,563, and management intends to use such proceeds for general working capital purposes including expenditures in connection with the development, sales and marketing of future products for the Company.

                              SELLING STOCKHOLDERS


         The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Stockholders as of the date of this Prospectus and the number of such shares included for sale in this Prospectus assuming the sale of all Shares being offered by this Prospectus. To the best of the Company's knowledge, none of the Selling Stockholders has held any office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years, except as described below. The Selling Stockholders reserve the right to reduce the number of Shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder.


         The principal of the Notes is convertible, at any time commencing 60 days after the date of issuance and on or before one year from the date of issuance, into shares of Common Stock at a conversion price per share equal to seventy percent (70%) of the average of the closing bid prices of the Common Stock as reported by NASDAQ on the five trading days immediately preceding the date on which such Note is converted into Common Stock, provided however, that the conversion price per share shall be no greater than seventy (70%) of the average of the closing bid prices of Common Stock as reported by NASDAQ on the five trading days immediately preceding the date of issuance of the Notes. In addition to that number of shares of Common Stock computed by the foregoing formula and representing the principal amount of the Notes, upon conversion of the Notes, the Holder will receive an additional 400 shares of Common Stock for each $10,000 of principal converted in payment of any and all interest on the Note.


         For purposes of the following table, the Company has assumed that all of the principal of the Notes has been converted to Common Stock at a conversion price per share which is 70% of the average of the closing bid prices of the Common Stock on the five trading days immediately preceding the dates on which the Notes were issued. A total of $750,000 in principal amount of Notes was issued on April 7, 1997 and the assumed conversion price of these Notes is $.8531 per share. A total of $300,000 in principal amount of Notes was issued on April 21, 1997 and the assumed conversion price of these Notes is $.63875 per share. The balance of $450,000 in principal amount of Notes was issued on April 30, 1997 and the assumed conversion price of these Notes is $.63 per share.

         The 1,750,000 Shares that may be sold by Palomar are issuable upon conversion of the Palomar Note in the principal amount of $1,200,000, in payment of accrued interest on the Palomar Note and upon exercise of the Palomar Warrants. The Palomar Note, including the accrued interest thereon, is convertible at the rate of one share of Common Stock for each $1.00 of principal and interest converted. The Palomar Warrants are exercisable for a period of five years at $1.13 per share.

         The calculation of the number of Shares owned after the Offering assumes that all of the Shares offered hereby are sold.




                      [This Space Intentionally Left Blank]

                                                         Shares to be Sold in Offering(1)
                                                         Shares from       Shares from
                                    Shares Owned        Conversion of      Exercise of         Shares Owned
  Name of Selling Stockholder     Prior to Offering         Notes            Warrants         After Offering
  ---------------------------     -----------------      ----------          --------         --------------


Palomar Medical
Technologies, Inc.(2)                     0                1,450,000        300,000               0
Coutts & Co. AG, Zurich                   0                1,234,559        190,000(3)            0
The Endeavour Capital
Fund, S.A.                                0                  481,667         60,000(3)            0
FT Trading Company                        0                  325,460         40,000(3)            0
Cook & CIE S.A.                           0                   81,365         10,000(3)            0
Tamosuis & Partners                       0                        0         98,065(4)            0
H.J. Meyers & Co., Inc.                   0                        0         28,387(4)            0
Taurus Financial, Inc.                    0                        0         28,387(4)            0

(1)      The actual number of Shares  issuable upon conversion of the Notes and the exercise of the Warrants that can be sold in the
         Offering is subject to adjustment and could be materially less or more than the estimated amount  indicated  depending upon factors which cannot be predicted by the Company at this time, including among other things, the market price of the Common
         Stock on the five trading days  immediately  preceding the date the Notes are  converted and the principal  amount of Notes actually converted.

(2)      A director of the Company is also chairman of the board of directors of a wholly-owned subsidiary of Palomar.

(3)      Represents shares of Common Stock issuable pursuant to Investor  Warrants,  each exercisable for Common Stock for two years from the date of issuance,  and issued in  connection  with the sale of the Notes to each  purchaser of a Note in an amount equal to a warrant to purchase one share of Common Stock for every $5.00 of principal of Notes purchased by such investor.

(4)      Represents  shares of Common Stock issuable  pursuant to Broker Warrants,  each exercisable for Common Stock at $.96875 per share for two years from the date of issuance,  which  Warrants  were issued to the  placement  agent and its  designees in connection with the sale of the Notes.


                              PLAN OF DISTRIBUTION


         Of the 4,327,890 Shares being registered herein for sale by the Selling Stockholders, (i) up to 2,123,051 Shares are issuable upon conversion of the Notes; (ii) 300,000 Shares are issuable upon exercise of the Investor Warrants;
(iii) 154,839 Shares are issuable upon exercise of the Broker Warrants; (iv) 1,450,000 Shares are issuable upon conversion of the Palomar Note; and (v) 300,000 Shares are issuable upon conversion of the Palomar Warrant. All Shares to be registered hereby are to be offered by certain security holders of the Company, and, other than the exercise price of the Warrants and the Palomar Warrant, the Company will receive no proceeds from the sale of Shares offered hereby.

         The Selling Stockholders may sell the Common Stock registered in connection with this Offering on the NASDAQ market system or otherwise. There will be no charges or commissions paid to the Company by the Selling Stockholders in connection with the issuance of the Shares. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders upon sale of the Common Stock offered hereby. The Company will pay the other expenses of this Offering. The Shares may be sold from time to time by the Selling Stockholders, or by pledges, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of NASDAQ; and (d) ordinary brokerage transactions. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including certain liabilities under the Act, or to contribute to payments which a Selling Stockholder may be required to make in respect thereof.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109. John A. Piccione, Esq., a partner at Sullivan & Worcester LLP holds options to purchase 50,000 shares of Common Stock.


                                     EXPERTS


         The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1997, have been audited by Wolf & Company, P.C. independent auditors as set forth in their report thereon, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of DuraWear Corporation appearing in the Company's Registration Statement on Form SB-2 File No. 33-86138 filed with the Commission on November 9, 1994, as amended, have been audited by Wolf & Company, P.C. independent auditors as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                              MATERIAL DEVELOPMENTS

Acquisition of Certain Operations from Browning Ferris Industries, Inc.

         On June 30, 1997, GreenMan Acquisition Corp. ("GAC"), a wholly-owned subsidiary of the Company acquired all of the capital stock of each of (i) BFI Tire Recyclers of Minnesota, Inc. ("BTM"), a wholly-owned subsidiary of Browning-Ferris Industries of Minnesota, Inc. ("BFIM") and (ii) BFI Tire Recyclers of Georgia, Inc. ("BTG"), a wholly-owned subsidiary of Browning-Ferris Industries of Georgia, Inc. ("BFIG") (the "Acquisition"). BFIG and BFIM are both wholly-owned subsidiaries of BFI. The Acquisition was made pursuant to a Purchase and Sale Agreement, dated as of June 30, 1997, by and among the Company, GAC, BFI, BFIM and BFIG. BTM and BTG have been renamed GreenMan Technologies of Minnesota, Inc. and GreenMan Technologies of Georgia, Inc., respectively, and, together with the crumb rubber facility constructed by the Company at BTG's facility prior to the Acquisition, constitute the Company's Recycling Division. As a result of the Acquisition, the Company's obligation to take tire chips from BTG was eliminated.


         In consideration for the capital stock of BTM and BTG, GAC paid BFI $5,331,000, which amount was determined, (a) as to $3,600,000 of such amount, by negotiation among the parties and (b) as to the balance, by the value of BTG's and BTM's working capital. Of such consideration, $650,000 was paid from proceeds of the sale of the Notes and Warrants and $4,681,000 was financed by short-term loan from BFI to GAC, which loan was originally due and payable on September 30, 1997. In October 1997, the Company, GAC, BFI, BFIM and BFIG entered into a Forbearance Agreement pursuant to which GAC agreed to pay $2,000,000 on or before November 6, 1997 and to pay the balance owed on the loan on or before December 6, 1997. The repayment of such loan is guaranteed by the Company and is secured by all of BTM's assets, all of BTG's assets and by a pledge by GAC of all of the capital stock of BTG and BTM. The Company expects to refinance such loan prior to its maturity. See "Risk Factors--Need for Additional Financing; Restrictions or Future Equity Financing."



Issuances of Common Stock Upon Conversion of Company's 7% Convertible Debentures

         In accordance with the terms of the 7% Convertible Subordinated Debentures (the "Debentures") issued by the Company in January 1997, the Company issued to certain holders of the Debentures in the period from March 26, 1997 to August 6, 1997 an aggregate of 2,493,197 shares of Common Stock in conversion of an aggregate of $1,525,000 in principal amount of the Debentures. As of the date of this

Prospectus all of the outstanding principal amount of the Debentures has been converted. See "Risk Factors--Adverse Consequences Associated with Reservation of Substantial Shares of Common Stock." The principal and accrued interest on the Debentures was converted by the holder into shares of Common Stock at a conversion price per share equal to the lower of (a) the closing bid price of the Common Stock, as reported by NASDAQ, on the date of issuance of the Debentures, or (b) 70% of the Market Price of the Common Stock. As defined in the Debentures, the "Market Price" is the closing bid price of the Common Stock on the trading day immediately preceding the date on which such Debenture is converted into Common Stock, or the closing bid price in the over-the-counter market, or in the event the Common Stock is listed on a stock exchange, the Market Price shall be the average closing price on the exchange, as reported to the Wall Street Journal.

Legal Proceedings

         In October 1994, the Company was sued in Louisiana State Court by a former consultant seeking monetary damages relating to alleged nonpayment of consulting fees and royalties for the Company's alleged use of the plaintiff's proprietary technology.

         The Company has retained local counsel and is vigorously contesting the plaintiff's allegations. Discovery has been conducted and the parties are now awaiting a pretrial status conference. No trial date has been set. The Company believes that the litigation will not have a material adverse effect on its business.


Joint Venture

         GreenMan's Recycling Division includes a 15,000 sq. ft. facility which was constructed by GreenMan at a cost of approximately $900,000 and is located at the Company's Jackson, Georgia property. The facility was originally constructed in order to house the Company's crumb rubber operations to produce multiple grades of crumb rubber. During the first half of fiscal 1997, the Company refined the production process of its cryogenic recycling equipment and evaluated the production capabilities of the facility. Based upon extensive market research, the Company has concluded that significant market opportunities exist in applications where ultra-fine mesh crumb rubber is used in place of virgin rubber to enhance the characteristics of existing production formulations.

          Based upon the cryogenic recycling equipment's capacity to produce ultra-fine mesh crumb rubber, the Company decided to redeploy the equipment into a joint venture with the original equipment manufacturer. On August 26, 1997, the Company executed an agreement relating to the formation of a joint venture between the Company and Crumb Rubber Technologies, Inc. of Jamaica, New York ("CRT") to collect and process tires in the State of New York and to market the crumb rubber derived from the tires. The joint venture will do business as "Tire Disposal Services, Inc.", and will address existing opportunities for larger-mesh crumb rubber such as in rubber mats, ground cover and as a filler in asphalt applications. The Company will contribute the cryogenic crumb rubber equipment previously purchased from CRT and formerly located in Jackson, Georgia into the venture as its capital contribution while CRT will contribute certain facilities, equipment, customer contracts, licenses and permits and provide operational and technical expertise.

           The Company is currently evaluating several alternative solutions for producing ultra-fine mesh crumb rubber and is supplementing its needs through informal market and distribution alliances with other companies.

         No dealer, salesman or other person has been authorized to give any information or make any representation other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the specific securities to which it relates, or as offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful.


                     TABLE OF CONTENTS
                                                      Page

Available Information....................................2
Incorporation of Certain
  Documents by Reference.................................2
Prospectus Summary.......................................4
Risk Factors.............................................5
The Company.............................................14
Use of Proceeds.........................................14
Selling Stockholders....................................14
Plan of Distribution....................................16
Legal Matters...........................................16
Experts.................................................17
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities ..........................................17
Material Developments...................................17




                        4,327,890 Shares of Common Stock





                          GREENMAN TECHNOLOGIES, INC.





                                 ______________

                                   PROSPECTUS
                                 ______________



                                October __, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The expenses in connection with the issuance and distribution of the Common Stock to be registered are estimated (except for the Securities and Exchange Commission filing fee) below. All such expenses will be paid by the Registrant.


Registration Fee Under Securities Act                  $      718.68
Blue Sky Fees and Expenses                                  2,000.00
Legal Fees and Expenses                                    10,000.00
Accounting Fees and Expenses                                4,000.00
Printing and Mailing Costs                                  1,000.00
Miscellaneous Fees and Expenses                             2,000.00
                                                       -------------
            Total Expenses                             $   19,718.68
                                                       =============


Item 15. Indemnification of Directors and Officers

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violation of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engagement in intentional misconduct or knowing violation of a law, payment of a dividend or approval of a stock repurchase which was deemed illegal or the obtaining of an improper personal benefit. The Company's Certificate of Incorporation provides the following language:

                  "NINTH. To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  TENTH. The Corporation  shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

                  Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article.

                  The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

                  The indemnification rights provided in this Article TENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other person serving the Corporation, and such rights may be equivalent to, or greater or less than, those set forth in this Article."

         Section 145 of the General Corporation Law of the State of Delaware generally provides that a corporation may indemnify any director, officer, employee or agent against expenses, judgements, fines and amounts paid in settlement in connection with any action against him by reason of his being or having been such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, if he is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless a court determines that he is nevertheless entitled to indemnification. If he is successful on the merits or otherwise in defending the action, the corporation must indemnify him against expenses actually and reasonably incurred by him. Article 5 of the Company's By-Laws provides indemnification as follows:

                  "Reference is made to Section 145 of and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons hereinafter called "Indemnitees", who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to made such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

Item 16. Exhibits

         The following documents have been previously filed as Exhibits and are incorporated herein by reference if so noted except those exhibits indicated with an asterisk which are filed herewith:

         Exhibit No.       Description

         3.1 Certificate of Incorporation, as amended, incorporated by reference to Exhibit No. 3.1 of the Company's Registration Statement on Form SB-2 [Reg. No. 33- 86138] filed November 9, 1994.
         3.2      By-laws of Registrant incorporated by reference to Exhibit No.
                  3.2 of the Company's Registration Statement on Form SB-2 [Reg. No. 33-86138] filed November 9, 1994.
         4.1 Form of Securities Purchase Agreement between the Company and Investors in the April Offering, incorporated by reference to
                  Exhibit 10.1 of the Company's Current Report on Form 8-K filed May 5, 1997
         4.2 Form of Registration Rights Agreement between the Company and Investors in the April Offering incorporated by reference to
                  Exhibit 10.2 of the Company's Current Report on Form 8-K filed May 5, 1997
         4.3 Form of Convertible Note due October 1998 incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed May 5, 1997
         4.4 Form of Common Stock Purchase Warrant incorporated by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K filed May 5, 1997
         5 Opinion of Sullivan & Worcester LLP regarding legality of shares registered hereunder, previously filed with this Registration Statement
         23.1*    Consent  of  Wolf  &   Company,   P.C.,   independent   public
                  accountants
         23.2 Consent of Sullivan & Worcester LLP (included in Exhibit 5), previously filed with this Registration Statement

Item 17. Undertakings

(a)      The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any   prospectus   required  by  section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Shares being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

(c) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

                  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Lynnfield, Commonwealth of Massachusetts, on October 15, 1997.


                           GREENMAN TECHNOLOGIES, INC.


                           By:/s/ Robert H. Davis
                                  Robert H. Davis
                                  Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement on Form S-3 relating to Common Shares has been signed below by the following persons in the capacities and on the dates indicated.


                Signature                                    Title                             Date


/s/ Maurice E. Needham                     Chairman of the Board of Directors                 October 15, 1997
Maurice E. Needham

/s/ Robert H. Davis                        Chief Executive Officer and                        October 15, 1997
Robert H. Davis                            Director

/s/ James F. Barker                        President and Director                             October 15, 1997
James F. Barker

/s/ Joseph E. Levangie                     Chief Financial Officer, Secretary                 October 15, 1997
Joseph E. Levangie                         and Director

/s/ Lew F. Boyd                            Director                                           October 15, 1997
Lew F. Boyd

/s/ Robert D. Maust                        Director                                           October 15, 1997
Robert D. Maust

